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                           GREATER CHINA GROWTH PORTFOLIO
                               ADMINISTRATION AGREEMENT

              AGREEMENT made this 27th day of October, 1992 between Greater China Growth Portfolio, a New York trust (the "Trust"), and Eaton Vance Management, a Massachusetts business trust (the ``Administrator''):

              1. Duties of the Administrator. The Trust hereby employs the Administrator to act as administrator for and to manage and administer the affairs of the Trust, subject to the supervision of the Trustees of the Trust, for the period and on the terms set forth in this Agreement.

              The Administrator hereby accepts such employment, and agrees to manage and administer the Trust's business affairs and, in connection therewith, to furnish for the use of the Trust office space and all necessary office facilities, equipment and personnel for administering the affairs of the Trust.

              The Administrator's services include monitoring and providing reports to the Trustees of the Trust concerning the investment performance achieved by the Adviser for the Trust, recordkeeping, preparation and filing of documents required to comply with Federal and state securities laws, supervising the activities of the custodian of the Trust, providing assistance in connection with meetings of the Trustees and of Holders of Interests in the Trust and other management and administrative services necessary to conduct the business of the Trust.

              The Administrator shall not be responsible for providing investment management or advisory services to the Trust under this Agreement. Lloyd George Management (Hong Kong) Limited in its capacity of investment adviser to the Trust, shall be responsible for managing the investment and reinvestment of the assets of the Trust under the Trust's separate Investment Advisory Agreement with the investment adviser.

              2. Compensation of the Administrator. For the services, payments and facilities to be furnished hereunder by the Administrator, the Trust shall pay to the Administrator on the last day of such month a fee computed by applying the annual asset rate applicable to that portion of the average daily net assets of the Trust throughout the month in each Category as indicated below:

                                                              Annual
       Category   Average Daily Net Assets                    Asset Rate
       --------   ------------------------                    ----------
       1          less than $500 million                      0.25000%
       2          $500 million but less than $1 billion       0.23333%
       3          $1 billion but less than $1.5 billion       0.21667%
       4          $1.5 billion but less than $2 billion       0.20000%
       5          $2 billion but less than $3 billion         0.18333%
       6          $3 billion and over                         0.16667%
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     The average daily net assets of the Trust will be computed in accordance with the Declaration of Trust, and any applicable votes and determinations of the Trustees of the Trust. In case of initiation or termination of this Agreement during any month, the fee for that month shall be reduced proportionately on the basis of the number of calendar days during which it is in effect and the fee shall be computed upon the average net assets for the business days it is so in effect for that month.

              The Administrator may, from time to time, waive all or a part of the above compensation.

              3. Allocation of Charges and Expenses. It is understood that the Trust will pay all its expenses other than those expressly stated to be payable by the Administrator hereunder, which expenses payable by the Trust shall include, without implied limitation, (i) expenses of maintaining the Trust and continuing its existence, (ii) registration of the Trust under the Investment Company Act of 1940, (iii) commissions, fees and other expenses connected with the acquisition, holding and disposition of securities and other investments, (iv) auditing, accounting and legal expenses, (v) taxes and interest, (vi) governmental fees, (vii) expenses of issue, sale and redemption of Interests in the Trust, (viii) expenses of registering and qualifying the Trust and Interests in the Trust under federal and state securities laws and of preparing and printing registration statements or other offering documents or memoranda for such purposes and for distributing the same to Holders and investors, and fees and expenses of registering and maintaining registrations of the Trust and of the Trust's placement agent as broker-dealer or agent under state securities laws, (ix) expenses of reports and notices to Holders and of meetings of Holders and proxy solicitations therefor, (x) expenses of reports to governmental officers and commissions, (xi) insurance expenses,
     (xii) association membership dues, (xiii) fees, expenses and other disbursements, if any, of custodians and sub-custodians for all services to the Trust (including without limitation safekeeping of funds, securities and other investments, keeping of books, accounts and records, and determination of net asset values, book capital account balances and tax capital account balances), (xiv) fees, expenses and disbursements of transfer agents, dividend disbursing agents, Holder servicing agents and registrars for all services to the Trust, (xv) expenses of servicing the accounts of Holders, (xvi) any direct charges to Holders approved by the Trustees of the Trust, (xvii) compensation and expenses of Trustees of the Trust who are not members of the Administrator's organization, (xviii) the advisory fees payable under any advisory agreement to which the Trust is a party and (xix) such non-recurring items as may arise, including expenses incurred in connection with litigation, proceedings and claims and the obligation of the Trust to indemnify its Trustees, officers and Holders with respect thereto.

              4.      Other Interests.  It is understood that Trustees,
     officers and Holders of Interest in the Trust are or may be or become interested in the Administrator as Trustees, officers, or employees, or otherwise and that Trustees, officers and employees of the Administrator are or may be or become similarly interested in the Trust, and that the
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     Administrator may be or become interested in the Trust as a shareholder or otherwise. It is also understood that Trustees, officers and employees of the Administrator may be or become interested (as directors, trustees, officers, employees, shareholders or otherwise) in other companies or entities (including, without limitation, other investment companies) which the Administrator may organize, sponsor or acquire, or with which it may merge or consolidate, and that the Administrator or its subsidiaries or affiliates may enter into advisory or management agreements or other contracts or relationships with such other companies or entities.

              5. Limitation of Liability of the Administrator. The services of the Administrator of the Trust are not to be deemed to be exclusive, the Administrator being free to render services to others and engage in other business activities. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Administrator, the Administrator shall not be subject to liability to the Trust or to any Holder of the Trust for any act or omission in the course of, or connected with, rendering services hereunder or for any losses which may be sustained in the acquisition, holding or disposition of any security or other investment.

              6. Duration and Termination of the Agreement. This Agreement shall become effective upon the date of its execution, and, unless terminated as herein provided, shall remain in full force and effect to and including February 28, 1994 and shall continue in full force and effect indefinitely thereafter, but only so long as such continuance after February 28, 1994 is specifically approved at least annually by the Trustees of the Trust.

              Either party hereto may, at any time on sixty (60) days' prior written notice to the other, terminate this Agreement, without the payment of any penalty, by action of its Trustees, and the Trust may, at any time upon such written notice to the Administrator, terminate this Agreement by vote of a majority of the outstanding voting securities of the Trust. This Agreement shall terminate automatically in the event of its assignment.

              7. Amendment of the Agreement. This Agreement may be amended by a writing signed by both parties hereto, provided that no amendment to this Agreement shall be effective until approved by the vote of a majority of the Trustees of the Trust.

              8. Limitation of Liability. The Administrator expressly acknowledges the provision in the Declaration of Trust of the Trust (Sections 5.2 and 5.6) limiting the personal liability of the Trustees and officers of the Trust, and the Administrator hereby agrees that it shall have recourse to the Trust for payment of claims or obligations as between the Trust and the Administrator arising out of this Agreement and shall not seek satisfaction from any Trustee or officer of the Trust.

              9. Certain Definitions. The term "assignment" when used herein shall have the meaning specified in the Investment Company Act of
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     1940 as now in effect or as hereafter amended subject, however, to such exemptions as may be granted by the Securities and Exchange Commission by any rule, regulation or order. The terms "Holders" and "Interests" when used herein shall have the respective meanings specified in the Declaration of Trust of the Trust.

     GREATER CHINA GROWTH PORTFOLIO    EATON VANCE MANAGEMENT

     By /s/James B. Hawkes                      By /s/Curtis H. Jones
        ------------------------                  -----------------------
           James B. Hawkes                          Curtis H. Jones
           Vice President                           Vice President,
                                                    and not individually
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